EXHIBIT 10.1

Asparagus Growing Agreement

THIS AGREEMENT

is made on July 31, 2006, by and between US Farms, Inc., (“US Farms”) and Phrixus Holdings, Inc. (“Grower”), and in consideration for the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.

Purpose: US Farms, Inc. is in need of approximately 210 of asparagus. Grower has, or agrees to obtain, farm acreage (“the Farm”) in said amount in the Imperial Valley area that is appropriate for the growing of such asparagus and desires to utilize the Farm to grow asparagus for US Farms.

2.

Term: This Agreement will become effective on the date stated above and will continue in effect for the 2006 / 2007 asparagus growing season with approximate harvest dated from January 1,2007 to April 15, 2007. US Farms shall specify the ground preparation dates, planting dates, first water dates, and harvest dates for the Farm.

3.

 Specific Services: The Grower agrees to provide the following specific services:

a.

Grower shall provide farming acreage appropriate for the growing of asparagus. The specific field location of the Farm shall be agreed upon by both parties.

b.

Grower shall be responsible for the management and supervision of the Farm, including but not limited to soil preparation, irrigation, cultivation, fertilization, fumigation, spraying, and other cultural practices and Grower covenants to employ good farming practices as per the custom in the Imperial County are for the growing of asparagus.

c.

Grower shall be responsible to verify that no toxic chemicals exist in the make up of the soil that would prevent selling such asparagus under any and all governmental regulations. Further, Grower shall be responsible for all applied pesticides, sprays, fumigation, fertilization, etc., and shall insure that such applications are in compliance with all pertinent laws and regulations.

d.

Grower guarantees that in the production of all asparagus delivered by him to US Farms, only those pesticide chemicals that are registered under the Federal Insecticide, Fungicide, and Rodenticide Act will be used. Grower also warrants that the asparagus shall be free of any chemical compound that would render the asparagus unfit for human consumption under any applicable State or Federal laws, regulations or standards.

e.

Grower agrees that he will keep a log on the chemicals applied to said asparagus showing the chemicals used, the rate and the date of application, and further that this will be made available for review or reproduction by US Farms.

f.

Grower shall be considered the operator under the regulations promulgated by the California Department of Food and Agriculture Commissioner’s Office.

4.

Method of Performing Services: Grower, in consultation with US Farms, will determine the method, detail, and means of performing the above-described service.

5.

Net Green Acreage: The Net Green Acreage of the Farm shall be the actual acreage farmed by Grower and shall be determined by US Farms by wheeling said acreage following planting.

6.

Employment of Assistants: Grower may, at Grower’s own expense, employ such assistants as grower deems necessary to perform the services required of Grower by this agreement. US Farms may not control, direct, or supervise Grower’s assistants or employees in the performance of those services.

7.

Payment for Services: In consideration of Grower’s services rendered herein, US Farms shall pay Grower a fee of $500.00 per acre plus all growing cost.  US Farms agrees to pay all expenses that pertain to the growing of said Asparagus within 10 days of receipt of invoice from Grower.

8.

Workers’ Compensation: Grower agrees to provide workers’ compensation insurance (or obtain a Certificate to Self-Insure) for Grower’s employees and agents, and agrees to hold harmless and indemnify US Farms for any and all claims arising out of any injury, disability, or death of any of Grower’s employees or agents. Grower shall provide US Farms with a certificate of such insurance (or a copy of its Certificate to Self-Insure) immediately following execution of this agreement.

9.

Ownership: It is agreed that all crops grown on the Farm shall be owned by US Farms and US Farms shall bear all risk of loss. US Farms shall have all rights and title to the crop and Grower shall not encumber the crops and shall waive any and all rights and liens which run in favor of Grower, including without limitation, all rights under the Perishable Agriculture Code Sections 55631-55653, 57551-57595, 57700 and any other similar statutory or common law liens or rights. If Grower attempts to allow any other party to harvest, process, and/or market the asparagus, US Farms shall be entitled to injunctive relief in addition to all the other remedies at law or in equity.

10.

Default: In the event that US Farms fails to pay Grower pursuant to the Payment for Services as set forth in paragraph 7 and after ten (10) days written notice from grower to US Farms and an opportunity to cure, Grower shall have the right to assume possession and control of the crop and proceed to harvest, pack, and sell the crop.  After the sale of the crop, Grower shall retain so much of the sales proceeds required to place Grower in the same economic position Grower would have enjoyed in the absence of default by US Farms and remit the balance to US Farms.  If the proceeds are insufficient to place Grower in said position, US Farms shall be liable to Grower for the damages. In addition to the above, Grower shall have all legal rights and remedies provided by law.

11.

Liability Insurance and Indemnity: Grower shall procure and maintain, at its own expense, public liability and property damage insurance, insuring US Farms and Grower. Grower shall provide for coverage for personal injury to or death of any one person of not less than $500,000.00 for personal injury to death of more than one person of not less than $1,000,000.00 and coverage for property damage liability of not less than $250,000.00. The aforesaid insurance shall be obtained form a company licensed to do business in the State of California. Such insurance policy or policies shall name US Farms as an additional insured and provide for at least 30 days written notice to US Farms prior to cancellation, termination, modification or change of any policy. The original insurance policy (or certificates thereof satisfactory to US Farms), together with satisfactory evidence of payment of the premiums thereon, shall be deposited with US Farms within 30 days of the execution of this agreement.

Grower further agrees that it is solely responsible for providing the services as set forth herein under the Agreement. Grower shall indemnify, defend, and hold US Farms, its officers from all claims, demands, losses, expenses, damages, and liabilities of any kind whatsoever including attorney’s fees that US Farms shall incur or suffer, which arise or result from, or are contributed to in whole or in part by reason of any act, omission, fault, or negligence, whether passive or active of Grower or anyone acting under its direction in connection with the performance under this Agreement and not solely caused by the negligence of US Farms without contributory negligence of fault of Grower even if the claim, demand, or liability is caused in part by the act of or passive negligence of US Farms. US Farms may participate in the defense of any claim of suit without leaving Grower any obligations herein.

12.

Arbitration and Attorneys’ Fees: In the event of any controversy, claim, or dispute between the parties hereto, arising out of or relating to this agreement or the breach thereof, the arbitration. The binding arbitration shall be held in San Diego County, California, and shall utilized the services of American Arbitration Association, and operate under its Arbitration Rules and Procedures. The parties agree that discovery shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys’ fee, which shall be determined by the arbitrator(s) in such proceeding, or in a separate action brought for that purpose.

13.

Mutual Draftsmanship: It is expressly acknowledged that this Agreement is the result of the mutual draftsmanship of the parties hereto and in the event of uncertainty, no language of this agreement shall be construed more strongly against one party than the other.

14.

No Partnership: Nothing contained in this Agreement shall create or be construed as creating a partnership, or joint venture. Neither US Farms nor Grower shall be liable, except as otherwise expressly provided in this Agreement for any obligations or liabilities incurred by the other.

15.

Modifications: These provisions constitute the entire Agreement between the parties hereto and may not be altered or modified, except in writing.

Executed on July 31, 2006, at San Diego, California, on the date above-written.

US Farms, Inc.	Phrixus Holdings, Inc
/s/ Yan Skwara	/s/ Jason Berkes
Yan Skwara	Jason Berkes
President